Kemper
Insider Trading Policy – ESOC Version

Kemper is a publicly traded entity, so it is important for all employees to understand the laws and our policy prohibiting insider trading.

1.    Policy Statement/Scope
It is the policy of Kemper Corporation (“Kemper”) and its subsidiaries (collectively with Kemper, the “Company”) to comply strictly with the federal securities laws, including prohibitions against insider trading, and to require all employees and directors of the Company to do the same. This Policy applies to you, as an employee or director of the Company. You should be aware that violations of the securities laws may result in personal exposure to lawsuits, civil enforcement actions by regulators, or even criminal proceedings, and may damage the reputation of the Company. Violations of this Insider Trading Policy (“Policy”) may also lead to discipline by the Company up to and including termination of employment.

2.     Definitions
When used in this Policy, the terms below shall have the meanings indicated.

“Family Member” means your spouse, child, stepchild, grandchild, parent, stepparent, grandparent, sibling or in-law who shares your household or whose transactions are directed by you or subject to your influence or control, and anyone else who shares your household.

“Kemper Securities” means: (a) Kemper common stock; (b) exchange-traded put and call options on Kemper common stock; (c) interests in the Kemper Common Stock Fund of the
Kemper 401(k) Retirement Plan; and (d) all other debt, equity or derivative securities issued by
Kemper.

Information is “material” if there is a substantial likelihood that a reasonable investor would consider it important in making a decision to buy or sell Kemper Securities (as defined above).
Examples of information that would usually be material include: (a) quarterly and annual earnings; (b) changes in the dividend rate; (c) changes in or extensions of the Company’s stock repurchase program; (d) pending discussions about mergers, acquisitions or the sale of an operating company or block of business; (e) plans by Kemper to issue stock or debt instruments in the public markets; (f) changes in the Company’s ratings by credit rating agencies and/or A.M. Best Co., Inc.; (g) a material cybersecurity incident, and (h) plans to introduce significant new products or lines of business, or the discontinuation of such products or lines of business. This list is not exhaustive; other types of information may be material at any given time depending on the circumstances.

“Nonpublic” refers to information that has not become Publicly Available as defined in this
Policy.

“Publicly Available” means that the information has been disclosed in a manner reasonably designed to achieve effective, broad and non-exclusionary distribution to the public and sufficient time has elapsed to enable the investing public to absorb the information. As a general rule, information should not be considered Publicly Available until the beginning of the second Trading Day after the disclosure date. Examples of common disclosure methods include
(a) Kemper’s issuance of a press release, (b) filing of a report with the SEC, or (c) conducting an investor conference call that was previously announced and is accessible in real time by the public. (Note that SEC filings are effective on the “Filing Date” shown in the EDGAR system on the SEC website.)

“Related Entity” means any entity controlled by you or your Family Members (whether individually or together), or over which you or they exercise investment power, including:
•A corporation or similar entity that you or your Family Members control
•A partnership in which you or a Family Member are a general partner; or
•A trust of which you or a Family Member are a trustee or over which you or they otherwise have or share investment power.

“SEC” refers to the Securities and Exchange Commission.

“Trading Day” means a day that the New York Stock Exchange is open for trading.

3.     Trading Restrictions for Kemper Securities

Whenever You Possess Material Nonpublic Information. Any time that you possess material Nonpublic information about the Company, you must refrain from transacting in
Kemper Securities unless and until such information becomes Publicly Available. For purposes of this policy, “transactions” shall include all arrangements in or relating to Kemper Securities, including, without limitation, market purchases, market sales, gifts, derivative securities and other contractual arrangements regarding Kemper Securities. Further, you may not pass along any such information to other individuals except for business purposes on a strictly need-to-
know basis, and you must instruct any such recipient to maintain the information in confidence and to refrain from trading in Kemper Securities until the information is Publicly
Available.

Blackouts. From time to time you might become subject to a trading blackout imposed by the
Company to reduce the chance of an unlawful trade in Kemper Securities or even the appearance of an unlawful trade. If you are notified of a blackout by the Company, you are prohibited from engaging in transactions in or relating to Kemper Securities during the blackout period, and from disclosing the existence of the blackout (other than a quarterly earnings blackout) to others except on a need-to-know basis in accordance with the preceding paragraph. The applicable period for any Company-imposed blackout will be determined by the Company and may extend beyond the time that information related to the event triggering the blackout would first be deemed “Publicly Available” under this Policy.

Exceptions to Trading Restrictions. The restrictions on transacting when you possess material Nonpublic information or during a blackout do not apply to, acquisitions of Kemper common stock through pre-existing elections of dividend reinvestments under the Kemper
ESOP Fund of the Kemper 401(k) Retirement Plan or direct stock purchases or dividend reinvestments under the Computershare Investment Plan.

4.    Trading in the Securities of Other Companies

Acquisition Candidates or Buyers. Any time you are aware that the Company is considering the acquisition of all or part of another publicly-traded company (“target company”), or the divestiture of one of Kemper’s operating companies or business units to a publicly-traded buyer (“buyer”), you must refrain from trading in the securities of the target company or buyer, as the case may be, unless and until specifically approved in advance by the Corporate
Legal Department.

Trading in the Securities of Current and Prospective Business Partners. Without first obtaining approval from the Corporate Legal Department, you should not buy or sell securities in another publicly-traded company if you have derived Nonpublic information about that company through your employment or service, or if you are aware that a significant business transaction between that company and Kemper or one of its subsidiaries is being considered or has occurred, and such information is not yet Publicly Available.

Maintaining Information in Confidence. You may not pass along Nonpublic information of the type described above to other individuals except on a strictly need-to-know basis for business purposes, and you must instruct any such recipient to maintain the information in confidence and to refrain from trading in such other company’s securities until the information is Publicly Available.

5.     Compliance by Family Members and Related Entities

You are responsible for ensuring compliance with this Policy by your Family Members and your and their Related Entities. Therefore, you should make them aware of the need to always consult with you before engaging in any Kemper Securities transactions.

6.     Individual Responsibility; Consultation with Legal Department

It is your individual responsibility to determine whether you are in possession of material
Nonpublic information before engaging in a transaction involving Kemper Securities. You should refrain from making judgment calls on whether a particular purchase or sale of securities would be consistent with Company policy or the law, and should consider in advance how enforcement authorities or other third parties might view a particular transaction in hindsight. You should always seek advance clearance from the Corporate Legal Department of any transaction in question and any investment idea derived from information learned through your employment or service with the Company. However, any pre-clearance by the
Company does not constitute legal advice and will not relieve you of your legal obligations or insulate you from any liability under applicable securities laws.

7.     Additional Restrictions for Directors, Officers and Other Designated Employees

Kemper directors and officers and other designated employees are provided with supplemental policy provisions imposing additional restrictions on transactions related to
Kemper Securities.